UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2010 (February 26, 2010)

VERINT SYSTEMS INC.
(Exact name of registrant as specified in its charter)

Delaware	0-49790	11-3200514
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

330 South Service Road, Melville, New York	11747
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (631) 962-9600

None
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On February, 26, 2010, the Board of Directors of Verint Systems Inc. (the “Company”) resolved to amend the charters of each of its Corporate Governance and Nominating Committee and its Compensation Committee by eliminating the requirement that a majority of the members of each such committee consist of independent directors. In addition, the Board changed the member composition of its Corporate Governance and Nominating Committee and its Compensation Committee. Following such actions, the members of the Corporate Governance and Nominating Committee are Victor A. DeMarines, Howard Safir, Andre Dahan and Lauren Wright and the members of the Compensation Committee are Victor A. DeMarines, Kenneth A. Minihan, Mr. Dahan and Shefali Shah. Messrs. DeMarines, Minihan and Safir are independent directors. Mr. Dahan, Ms. Shah and Ms. Wright are officers of Comverse Technology, Inc., the Company’s majority stockholder.

On March 3, 2010, the Securities and Exchange Commission (“SEC”) filed a settled enforcement action against the Company in the United States District Court for the Eastern District of New York. The enforcement action related to certain accounting reserve practices identified as part of the Company’s previously disclosed internal investigation. Without admitting or denying the allegations in the SEC’s Complaint, the Company consented to the issuance of a Final Judgment permanently enjoining the Company from violating Section 17(a) of the Securities Act of 1933 and Sections 13(a), 13(b)(2)(A) and 13(b)(2)(B) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rules 13a-1 and 13a-13 thereunder. The settled SEC action did not require the Company to pay any monetary penalty and sought no relief beyond the entry of a permanent injunction. The SEC’s related press release noted that, in accepting the settlement offer, the SEC considered the Company’s remediation and cooperation in the SEC’s investigation. The settlement is subject to the approval of the United States District Court for the Eastern District of New York.

Further, the Company previously reported that on December 23, 2009, it had received a “Wells Notice” from the staff of the SEC, which provided notification that the staff of the SEC intended to recommend that the SEC institute an administrative proceeding against the Company to determine whether, pursuant to Section 12(j) of the Exchange Act, the SEC should revoke the registration of each class of the Company’s securities registered pursuant to Section 12 of the Exchange Act in the event that the Company failed to file its Annual Report on Form 10-K for the years ended January 31, 2006, 2007, and 2008 (the “Comprehensive 10-K”), its Annual Report on Form 10-K for the year ended January 31, 2009, and its Quarterly Reports on Form 10-Q for the first three quarters of the year ending January 31, 2010 with the SEC by January 29, 2010. Under the SEC’s Wells process, recipients of a Wells Notice have the opportunity to make a Wells Submission before the SEC staff makes a recommendation to the SEC regarding what action, if any, should be brought by the SEC. On January 15, 2010, the Company submitted a Wells Submission to the SEC in response to the December 23, 2009 Wells Notice. On March 3, 2010, the SEC issued an Order Instituting Proceedings (“OIP”) pursuant to Section 12(j) of the Exchange Act to suspend or revoke the registration of the Company’s common stock because of the Company’s failure to file an annual report on either Form 10-K or Form 10-KSB since April 25, 2005 or quarterly reports on either Form 10-Q or Form 10-QSB since December 12, 2005. An Administrative Law Judge will consider the evidence in the Section 12(j) proceeding and has been directed in the OIP to issue an initial decision within 120 days of service of the OIP. The Company is currently evaluating the Section 12(j) OIP, including available procedural remedies. Although the Company intends to defend against the possible suspension or revocation of the registration of its common stock, the Company cannot at this time predict the outcome of the Section 12(j) administrative proceedings or of any available appeals that may follow. Similarly, the Company cannot predict what, if any, impact the outcome of the administrative proceedings may have on the Company’s business.

At present, the Company’s Comprehensive 10-K is substantially complete and its Annual Report on Form 10-K for the year ended January 31, 2009 and Quarterly Reports on Form 10-Q for each of the quarters ended April 30, 2009, July 31, 2009, and October 31, 2009 are in process and will be filed as soon as possible following the filing of the Comprehensive 10-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Verint Systems Inc.

Date: March 3, 2010

By: /s/ Peter Fante
Name: Peter Fante
Title: Chief Legal Officer